EXHIBIT 99.1

Press Release dated December 2, 2003

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Byron Scordelis, President and COO
(650) 614-5751

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES RETIREMENT OF CEO

AND PROMOTION OF PRESIDENT TO CEO

PALO ALTO, Calif. – December 2, 2003 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.8 billion in assets financial services holding company, announced that David L. Kalkbrenner will retire as Chief Executive Officer on January 1, 2004. Byron A. Scordelis, currently President and Chief Operating Officer, will be appointed President, Chief Executive Officer and a director effective that date. Mr. Kalkbrenner will continue to serve on the Company’s Board of Directors and Executive Committee, and will be appointed as a Vice Chairman of the Board.

Mr. Kalkbrenner (64) has served as President and Chief Executive Officer since the founding of Mid-Peninsula Bank, the Company’s predecessor, in 1987. Under Mr. Kalkbrenner’s leadership, the Company merged with Cupertino National Bancorp in 1996 to form the multi-bank holding company now known as Greater Bay Bancorp. Since that time, the Company has grown from approximately $600 million in assets to $7.8 billion in assets, through organic growth and strategic acquisitions.

According to Duncan Matteson, Chairman of the Board, “David and I have worked together for over 20 years, from his days at Crocker National Bank when he was my personal banker, to the formation of Mid-Peninsula Bank and its evolution to the outstanding organization it is today. David’s skills as a banker, his vision as a leader and his dedication to the Company, its shareholders, employees and community have been instrumental in creating a company with which I am personally very proud to be associated. We are fortunate that David has agreed to continue in a significant consulting capacity for two years. As a consultant, David will actively assist management in business and community development activities, maintaining existing client relationships and advising the Board on strategic issues. On behalf of the Board, I express our deep appreciation for David’s exceptional service throughout the past 16 years.”

Mr. Kalkbrenner commented, “Serving as the Chief Executive Officer of Greater Bay Bancorp has been the highlight of my career. The challenges and successes have been personally rewarding, as well as the opportunity to work with an extraordinary group of Board members, executives and employees. I look forward to my continuing role with the Company and know that it is in very capable hands under Byron’s leadership.”

Mr. Scordelis joined Greater Bay Bancorp as Senior Executive Vice President and Chief Operating Officer in May 2001 and was appointed President in October of this year. Prior to joining the Company, Mr. Scordelis served as Regional President of the San Francisco Bay Area Region and as a Corporate Executive Vice President of Wells Fargo Bank. Before joining Wells Fargo Bank, Mr. Scordelis served for nine years as the President and Chief Executive Officer of EurekaBank, a $2.3 billion in assets financial institution.

Mr. Matteson continued, “During his tenure with Greater Bay, Byron has proven himself to be an exemplary leader and a highly skilled banking executive. Having spent his 28-year banking career entirely in the San Francisco Bay Area, Byron possesses a knowledge of our business and our markets that uniquely positions him to lead the Company on its continuing path of growth. Byron has the complete confidence of the Board, and we are enthusiastic about the future of the Company under his leadership.”

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2002, and particularly the discussion of risk factors within such documents.

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